SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant  ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under Rule 14a-12

ImClone Systems Incorporated

(Name of Registrant as Specified In Its Charter)

Bristol-Myers Squibb Company

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule  0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

On September 23, 2008, Bristol-Myers Squibb Company sent the following question and answer sheet to certain of its employees:

Q 1:  Why did you raise your offer?

A 1:  We made our initial offer nearly 2 months ago.  We increased our offer to end a protracted period of uncertainty among ImClone stockholders, employees and other constituents that could hurt the intrinsic value of ImClone’s assets.  There needs to be an orderly and transparent process with a clearly delineated timeline to resolve ImClone’s future, particularly in light of the extraordinary market conditions.

Q 2:  Have there been discussions with Mr. Icahn?

A 2:  While our financial advisers have attempted several times to have discussions with ImClone’s financial advisors, there has not been any meaningful dialogue regarding our proposal with ImClone or its advisors.

Q 3:  Why $62, when ImClone has an offer for $70?

A 3:  We made our initial offer nearly 2 months ago and ImClone announced nearly 2 weeks ago that an unnamed party had submitted a conditional preliminary proposal to acquire ImClone.  We increased our offer to end a protracted period of uncertainty among ImClone stockholders, employees and other constituents that could hurt the intrinsic value of ImClone’s assets.  There needs to be an orderly and transparent process with a clearly delineated timeline to resolve ImClone’s future, particularly in light of the extraordinary market conditions.

Q 4. Will ImClone’s poison pill provision pre-empt this next attempt of BMS to acquire ImClone?

A 4.  We intend to file a preliminary consent solicitation statement to solicit written consents from ImClone stockholders to remove the current Board of Directors and to replace them with five highly qualified nominees proposed by Bristol-Myers.  We are taking this action to ensure the current ImClone Board does not refuse to satisfy the conditions of our offer.  One of the conditions of our tender offer is the removal of ImClone’s poison pill.

Q 5.  What are ImClone’s proportional voting rights and how does this affect the tender offer?

A 5.  We intend to file a preliminary consent solicitation statement to solicit written consents from ImClone stockholders to remove the current Board of Directors and to replace them with five highly qualified nominees proposed by Bristol-Myers.  We are taking this action to ensure the current ImClone Board does not refuse to satisfy the conditions of our offer. One of the conditions of the tender offer is the removal of a provision under the current stockholder rights agreement with ImClone that requires us to vote the shares of ImClone that we own in any vote to remove or elect directors proportionately with the votes of the other shareholders.  One of the conditions of the tender offer is the removal of this requirement.

Q 6.  How long will it take BMS to launch the tender offer?

A 6.  We intend to commence a tender offer within approximately one week.

Q 7.  What if ImClone’s BOD rejects this offer?  Will you give up?  What’s your next move?

A 7.  As we’ve said, we believe ImClone shareholders should be permitted to evaluate the merits of our proposal and have a direct say in the future of ImClone.  To facilitate this, we plan to initiate a tender offer and to file a preliminary consent solicitation statement with the SEC to remove all the members of the current ImClone Board and replace them with five highly qualified nominees.

Q 8.  What is BMS’s offer ceiling for ImClone?

A 8.   It would not be appropriate for me to speculate on that.

Q 9.  Who are your advisers?

A 9.  Morgan Stanley & Company Inc., Citigroup Global Markets, Inc. and Credit Suisse Securities (USA) LLC are serving as financial advisors to Bristol-Myers Squibb in connection with the proposed acquisition. Cravath, Swaine & Moore LLP is acting as legal counsel to Bristol-Myers Squibb.

******

On September 23, 2008, Bristol-Myers Squibb Company sent the following email to its employees:

Jim Cornelius on ImClone Offer

September 23, 2008

Dear Colleague:

Nearly two months have elapsed since we made our initial offer to buy the shares of ImClone that we didn’t already own. The ImClone Board of Directors has rejected our $60/share all cash offer as inadequate and looked for another bidder.

We have made several attempts to hold discussions with ImClone and/or its advisors but these attempts have yielded no meaningful progress.

Consequently, yesterday our Board of Directors authorized a tender offer directly to ImClone shareholders at an increased price of $62/share, and we announced our intention to commence that tender offer.

We have raised our offer in an attempt to avoid a protracted period of uncertainty, which could hurt the intrinsic value of ImClone’s assets, particularly in light of the extraordinary market conditions.

We continue to be open to discussing with ImClone and its advisors the merits of our proposal in order to reach a definitive merger agreement. We feel it is in the best interests of all constituents to have a transparent and orderly process and allow ImClone shareholders a direct voice.

Our company has a unique and deep knowledge of Erbitux, and of the significant regulatory and financial investment required to maximize its value, as well as ImClone’s undeveloped early stage clinical and preclinical compounds. Combined with our existing oncology portfolio, as well as the assets we are developing, we believe patients will benefit from this transaction.

Attached is the press release we issued late yesterday. We will continue to update you as appropriate.

Best regards,

Jim

[Link to company's news release]

******

Important Information about the Tender Offer
The tender offer described in the documents set forth above has not yet commenced, and these documents are neither an offer to purchase nor a solicitation of an offer to sell ImClone common stock. The solicitation and offer to buy ImClone’s common stock will only be made pursuant to an offer to purchase and related materials that Bristol-Myers Squibb intends to file promptly with the SEC.

Investors and security holders are urged to read any such disclosure documents that will be filed with the SEC, including the tender offer statement, regarding the proposed transaction referenced in the foregoing information, because they will contain important information. Investors and security holders will be able to obtain a free copy of the disclosure documents (when they are available) and other documents filed by Bristol-Myers Squibb with the SEC at the SEC's website at www.sec.gov. In addition, documents filed with the SEC by Bristol-Myers Squibb may be obtained free of charge from Bristol-Myers Squibb by directing a request to Stockholder Services, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154 or by calling (212) 546-3309 or by making a request to Bristol-Myers Squibb’s information agent, Mackenzie Partners, Inc. at 800-322-2885.

Important Information about the Consent Solicitation
The documents set forth above are not a substitute for any disclosure documents, including the consent solicitation statement, Bristol-Myers Squibb will file with the SEC and send to ImClone stockholders in connection with the solicitation of the stockholders of ImClone or in connection with any business combination transaction with ImClone, as required.

Investors and security holders are urged to read the consent solicitation statement relating to the solicitation of consents of ImClone’s stockholders when it becomes available, because it will contain important information. Bristol-Myers Squibb intends to file a preliminary consent solicitation statement with the SEC and intends to file a definitive consent solicitation statement as soon as practicable thereafter. Investors and security holders will be able to obtain a free copy of the preliminary consent solicitation statement (when it is available), the definitive consent solicitation statement (when it is available) and other documents that Bristol-Myers Squibb files with the SEC at its website at www.sec.gov. In addition, documents filed with the SEC by Bristol-Myers Squibb may be obtained free of charge from Bristol-Myers Squibb by directing a request to Stockholder Services, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154 or by calling (212) 546-3309 or by making a request to Bristol-Myers Squibb’s consent solicitor, Mackenzie Partners, Inc. at 800-322-2885.

Bristol-Myers and certain of its officers and directors and other persons may be deemed to be participants in the solicitation of ImClone’s stockholders. As of September 23, 2008, Bristol-Myers is the beneficial owner of 14,392,003 shares of ImClone common stock. Information regarding Bristol-Myers’ directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2007, which was filed with the SEC on February 21, 2008, and its Proxy Statement for its 2008 Annual Meeting of Stockholders, which was filed with the SEC on March 24, 2008.

Forward-Looking Statements
The documents set forth above contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to a proposal to acquire ImClone, future financial performance and the company’s business strategy. These statements may be identified by the fact that they use words such as “anticipate”, “estimates”, “should”, “expect”, “guidance”, “project”, “intend”, “plan”, “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, the risk that the proposed transaction will not be completed and the company’s ability to execute successfully its strategic plans. For further details and a discussion of these and other risks and uncertainties, see the company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the SEC. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.